EXHIBIT 99.1

Analyst Inquiries:	Media Inquiries:
Elizabeth Williams	Andrew Jordan
ewilliams@wyndham.com	ajordan@wyndham.com
(214) 863-1389	(214) 863-1360

WYNDHAM INTERNATIONAL MOVES COMMON STOCK TRADING
TO AMERICAN STOCK EXCHANGE

DALLAS (Oct. 11, 2002) – Wyndham International, Inc. (NYSE:WYN), announced today that effective at the opening of trading on Tuesday, Oct. 15 its common stock will be traded on The American Stock Exchange (AMEX). The stock will continue to be traded on the NYSE through the close of the market on Monday, Oct. 14 in accordance with the NYSE’s Oct.11, 2002 announcement.

Wyndham International announced on Sept. 27, 2002 it received notification from the New York Stock Exchange (NYSE) that its share trading price has fallen below the continued listing criteria for an average closing price of a security of less than $1.00 over a consecutive 30 trading day period. The NYSE Listing and Compliance Committee had agreed to continue the listing of the Company’s common stock through Nov. 15, 2002, subject to certain conditions.

“We have studied several alternatives to ensure our common stock continues to be publicly traded and the American Stock Exchange clearly provides us with the best solution,” said Fred J. Kleisner, chairman and chief executive officer of Wyndham International. “The American Stock Exchange will provide Wyndham shareholders with a quality trading environment on a major national exchange with state of the art technology, so that trades are executed swiftly, reliably, and transparently. We are looking forward to a productive partnership with the American Stock Exchange.”

Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Based in Dallas, Wyndham owns, leases, manages and franchises hotels and resorts in the United States, Canada, Mexico, the Caribbean and Europe. For more information, visit www.wyndham.com. For reservations, call 800-WYNDHAM.

more...

Wyndham International Moves Common Stock Trading to American Stock Exchange

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.

###